Exhibit 24.1

POWER OF ATTORNEY

Know All Men by These Presents, that the undersigned constitutes and appoints Denis McGlynn and Timothy R. Horne, each and individually, as his true and lawful attorney-in-fact and agent. with full power of substitution,  in any and all capacities to sign filings by Dover Downs Gaming & Entertainment, Inc. of Form 10-K and any and all amendments thereto, and to file the same, with all exhibits, and any other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue hereof.   This Power of Attorney may be signed in counterparts.

IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney, in the capacities indicated, as of this 15th day of March, 2013.

/s/ Patrick J. Bagley	/s/ R. Randall Rollins
Patrick J. Bagley	R. Randall Rollins
Director	Director

/s/ Kenneth K. Chalmers	/s/ Richard K. Struthers
Kenneth K. Chalmers	Richard K. Struthers
Director	Director

/s/ Jeffrey W. Rollins	/s/ Henry B. Tippie
Jeffrey W. Rollins	Henry B. Tippie
Director	Director

/s/ John W. Rollins, Jr.
John W. Rollins, Jr.
Director